Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated November 19, 2024, relating to the financial statements of Mattress Firm Group Inc., appearing in the Current Report on Form 8-K of Somnigroup International Inc. dated February 28, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
July 8, 2026